Exhibit 99.1

The Empire District Electric Company 2012 Earnings Report and 2013 Earnings Guidance

JOPLIN, Mo.--(BUSINESS WIRE)--February 14, 2013--(NYSE:EDE) The Empire District Electric Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and year ended December 31, 2012.

Highlights

  The Company reported consolidated earnings for the year ended December 31, 2012 of $55.7 million, or basic and diluted earnings per share of $1.32. This compares to 2011 earnings of $54.9 million, or $1.31 per share. Earnings for the 2012 fourth quarter were $9.6 million, or $0.23 per share, compared with 2011 fourth quarter earnings of $8.7 million, or $0.21 per share.
  Results for 2012 were positively affected by increased electric gross margins. Electric and gas revenues and margins were negatively affected in 2012 by milder weather compared to 2011. However, improving electric customer counts coupled with a full year of increased electric customer rates drove a positive change in year over year gross margin.. Results were also positively impacted by decreased depreciation expense resulting from decreased regulatory amortization which ended during 2011. This positive increase was offset, though, by increases in electric operating expenses.
  On October 18, 2012, a unanimous agreement between the Company, the MPSC staff and the Office of Public Counsel was filed with the MPSC for an annual increase in revenues of approximately $450,000 for our Missouri water customers. The MPSC issued an order approving the agreement on October 31, 2012. Rates became effective November 23, 2012.
  The Company expects 2013 earnings to be within the range of $1.26 to $1.43 per share.

2012 Results

Electric segment gross margin (electric revenue less fuel and purchased power costs) increased approximately $7.8 million during the twelve months ended December 31, 2012, reflecting a decrease in revenues of approximately $13.6 million and a decrease in electric fuel and purchased power expenses of approximately $21.4 million compared to 2011. Milder weather during the 2012 period compared to the 2011 period reduced electric revenue approximately $25.6 million. This negative impact was partially offset by a full year of electric customer rate increases for our Missouri customers, adding approximately $12.0 million to revenue and positively impacting gross margin compared to the 2011 period. Improving electric customer counts added approximately $4.2 million during 2012, as customers continued to return to the system following the May 2011 tornado. As of December 31, 2012, our system-wide electric customer count, which includes the effects of the tornado, was down approximately 400 customers from pre-storm levels. This compares to a decrease of approximately 1,800 customers at December 31, 2011. A change in our estimate for unbilled revenue contributed approximately $3.0 million to revenues and margin during 2012. Decreases in non-volume fuel expenses also increased margin by approximately $4.3 million over last year. Electric off-system and miscellaneous revenues decreased approximately $7.2 million during 2012 compared to 2011.

Gas segment gross margin (gas revenues less cost of gas sold and transported) decreased in 2012 by approximately $2.4 million compared to 2011. Revenues declined approximately $6.6 million in the 2012 period due primarily to the effect on sales of milder weather when compared to 2011.

Electric operating expense increased approximately $8.8 million in 2012 compared to 2011. Pension and healthcare costs were approximately $3.8 million higher in 2012. Power operating expense increased $2.0 million in 2012, driven by a full year’s recognition of expense at our Iatan 2 and Plum Point generating stations. Electric transmission and distribution system operating expenses increased approximately $1.7 million, due primarily to increased transmission expense incurred to deliver power to our system. An increase in professional service expenses totaling approximately $2.1 million was offset by decreases in customer account expenses, injuries and damages reserve, and line of credit fees. Overall maintenance expenses related to our generating fleet and transmission and distribution system decreased slightly during the 2012 period. Gas segment operating expense increased slightly year over year.

Depreciation expense declined $3.1 million during 2012 compared to 2011. Increased depreciation due to higher levels of electric plant in service was more than offset by a reduction of approximately $6.6 million in regulatory amortization which ended June 15, 2011 with the implementation of new electric customer rates from our most recent Missouri electric rate case. Taxes decreased approximately $0.6 million during the 2012 period.

Interest and other expenses decreased approximately $1.4 million in 2012 compared to the 2011 period, primarily due to an increase in the Allowance for Funds Used During Construction (“AFUDC”). Reduced interest expense from debt refinancing activity during the first half of 2012 and a reduction in deferred carrying charges related to our Iatan 2 and Plum Point generating stations were largely offsetting.

Consolidated net income improved approximately $0.8 million during the 2012 period.

2012 Fourth Quarter Results

Electric segment gross margin grew slightly during the quarter ending December 31, 2012 compared to the 2011 quarter, reflecting decreased revenues of approximately $3.9 million and a decrease in fuel and purchased power costs of approximately $4.4 million. The impact of milder weather experienced during the 2012 quarter was offset by improving customer counts. Lower electric fuel costs during the 2012 period drove a reduction in the fuel cost component included in electric customer rates, lowering revenue and fuel expense. Gas segment gross margin was relatively unchanged quarter over quarter.

Operating and maintenance expenses were lower during the fourth quarter 2012 compared to 2011, positively impacting earnings. Depreciation increased during the 2012 quarter, driven by higher levels of plant in service. Taxes increased during the quarter, but were more than offset by decreases in interest and other expenses, reflecting lower long-term debt interest expenses and an increase in AFUDC.

Consolidated net income was higher by $0.9 million during the 2012 fourth quarter compared to 2011.

Selected unaudited consolidated financial data for the quarters and years ended December 31, 2012 and 2011 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change*	2012	2011	Change*
Electric Revenues	$114.1	$118.0	$(3.9)	$510.7	$524.3	$(13.6)
Electric Fuel and Purchased Power	40.1	44.5	(4.4)	178.9	200.3	(21.4)
Electric Margin	74.0	73.5	0.5	331.8	324.0	7.8

Gas Revenues	13.3	13.1	0.3	39.8	46.4	(6.6)
Cost of Gas Sold and Transported	7.0	6.8	0.3	18.6	22.8	(4.2)
Gas Margin	6.3	6.3	0.0	21.2	23.6	(2.4)

Other Revenues	1.7	1.7	0.0	6.6	6.2	0.4
Gross Margin	82.0	81.5	0.5	359.6	353.8	5.8

Operating and Maintenance Expenses	34.3	35.3	(1.0)	137.5	128.6	8.9
Depreciation and Amortization	15.3	14.5	0.8	60.4	63.5	(3.1)
Taxes	13.0	12.1	0.9	65.4	64.8	0.6
Interest Expense and Other, net	9.8	10.9	(1.1)	40.6	42.0	(1.4)
Net Income	$9.6	$8.7	$0.9	$55.7	$54.9	$0.8

Earnings Per Share	$0.23	$0.21	$0.02	$1.32	$1.31	$0.01

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change*	2012	2011	Change*
Electric On-System kWh Sales (in millions):
Residential	412	413	(0.2%)	1,851	1,983	(6.7%)
Commercial/Industrial	617	619	(0.3%)	2,587	2,599	(0.5%)
Other	111	113	(1.8%)	477	493	(3.3%)
Total On-System Electric Sales	1,140	1,145	(0.4%)	4,915	5,075	(3.2%)

Retail Gas Sales (billion cubic feet):
Residential	0.79	0.77	2.4%	2.01	2.56	(21.4%)
Commercial/Industrial	0.38	0.38	(0.8%)	1.11	1.37	(19.1%)
Other	0.01	0.01	(5.7%)	0.02	0.03	(39.5%)
Total Retail Gas Sales	1.18	1.16	1.28%	3.14	3.96	(20.7%)

* Slight differences from actual results may result due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Year Ended
Basic Earnings Per Share – December 31, 2011	$0.21	$1.31
Revenues
Electric segment	(0.05)	(0.20)
Gas segment	0.00	(0.10)
Other segment	0.00	0.01
Total Revenue	(0.05)	(0.29)

Electric Fuel and Purchased Power	0.06	0.31
Cost of Natural Gas Sold and Transported	0.00	0.06
Gross Margin	0.01	0.08

Expenses
Operating – electric segment	(0.01)	(0.13)
Operating – gas segment	0.00	0.00
Operating – other segment	0.00	(0.01)
Maintenance and repairs	0.02	0.01
Depreciation and amortization	(0.01)	0.05
Change in effective income tax rates	0.01	0.01
Other taxes	(0.01)	(0.01)
Other income and deductions	(0.01)	0.00
Interest charges	0.01	0.00
AFUDC	0.01	0.02
Dilutive effect of additional shares	0.00	(0.01)

Basic Earnings Per Share – December 31, 2012	$0.23	$1.32

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended December 31, 2012 versus December 31, 2011 and is a non-GAAP presentation. The economic substance behind our non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, we believe the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in our operating performance from one period to the next, and have included the analysis as a complement to the financial information we provide in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

We expect our full-year 2013 earnings to be within the range of $1.26 to $1.43 per share. Our 2013 guidance range assumes 30-year average weather, modest overall system energy growth, seven months of increased customer electric rates from our pending Missouri rate case, and increased operating costs due to compliance requirements. Other factors that may impact earnings include results of our pending Missouri electric rate case that could differ from our assumptions, the ongoing recovery and redevelopment in the tornado-impacted area of Joplin, Missouri, variations in customer usage projections and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, February 15, 2013, at 1:00 p.m. Eastern Time to discuss earnings for the fourth quarter and year ended December 31, 2012. To phone in to the conference call, parties in the United States should dial 1-877-941-0844, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4593126#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com